UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Sizeler Property Investors, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

This filing consists of a letter mailed by Sizeler Property Investors, Inc. to its common stockholders on or about October 20, 2006.

2542 Williams Boulevard

Kenner, Louisiana 70062

Vote FOR the Proposed Merger with Revenue Properties Company Limited Today

October 20, 2006

Dear Fellow Sizeler Common Stockholder:

We recently mailed our proxy statement describing the proposed merger between Sizeler and a subsidiary of Revenue Properties Company Limited. Sizeler’s board of directors recommends that Sizeler’s common stockholders approve the proposed merger at the November 8th special meeting of stockholders. We expect the merger to close on or about November 10, 2006.

If the merger is approved, Sizeler’s common stockholders will receive $15.10 in cash for each share of common stock they own plus a third quarter dividend of $0.10 per share and a closing dividend in an amount equal to up to $0.10 per share, pro rated through the closing of the merger. If the merger closes on November 10, 2006, the total dividend paid at closing would be approximately $0.144 per share. This dividend payment would be in addition to the merger consideration of $15.10 per share, for a total payment of $15.244 per share which will be paid shortly following the closing of the merger.

We urge you to read the proxy statement carefully and vote FOR the merger today.

The merger with Revenue Properties

is in the best interests of Sizeler’s common stockholders.

The merger is the result of a comprehensive process that Sizeler began last year to explore strategic alternatives that would maximize value for its stockholders. After a review of the alternatives, an extensive search for potential bidders and extensive discussion and negotiation, Sizeler believes that the merger with Revenue Properties represents the best alternative available to Sizeler and its stockholders and is in the best interests of its common stockholders. Stockholders are encouraged to read the description of this process contained in the proxy statement under the caption “Background of the Merger.”

Therefore, Sizeler’s board of directors recommends that you vote FOR approval of the merger.

You may vote by telephone, by internet, or by signing, dating and mailing the proxy form in the enclosed envelope. Instructions for internet and telephone voting are included on the enclosed proxy form.

Sizeler’s board of directors urges you to vote FOR the proposed merger. To be approved, the proposed merger needs the affirmative vote of the majority of outstanding shares of Sizeler’s common stock. Because the proposed merger requires the affirmative vote of the holders of a majority of Sizeler’s outstanding shares of common stock entitled to vote, a failure to vote has the same effect as a vote against the merger.

Please vote FOR the merger today. If you have already voted, please accept our thanks. Thank you for your cooperation and continued support.

Sincerely,

Thomas A. Masilla, Jr. President and Chief Operating Officer

If you have questions about the proxy statement, the special meeting or the merger, or need assistance with the voting procedures, you should contact:

Morrow & Co., Inc.

(203) 658-9400 (Call Collect)

(800) 654-2468 (Call Toll-Free)

E-mail: proxy.info@morrowco.com

Caution Required by Certain Securities and Exchange Commission Rules

In connection with the proposed merger with Revenue Properties Company Limited, Sizeler Property Investors, Inc. filed a definitive proxy statement on October 10, 2006 with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors and security holders can obtain a free copy of the proxy statement and other documents filed by Sizeler Property Investors, Inc. with the Securities and Exchange Commission at the Securities and Exchange Commission’s website at http://www.sec.gov. Free copies of the proxy statement and other documents filed by Sizeler Property Investors, Inc. with the Securities and Exchange Commission may also be obtained from Sizeler Property Investors, Inc. by directing a request to Thomas A. Masilla, Jr., President and Chief Operating Officer, Sizeler Property Investors, Inc., 2542 Williams Boulevard, Kenner, LA 70062 (telephone number: (504) 471-6200).

Sizeler Property Investors, Inc. and its directors and executive officers may be deemed, under Securities and Exchange Commission rules, to be soliciting proxies from Sizeler Property Investors, Inc.’s stockholders in favor of the proposed merger. Information regarding the interests of these persons in the solicitation is more specifically set forth in the definitive proxy statement concerning the proposed merger that was filed by Sizeler Property Investors, Inc. on October 10, 2006 with the Securities and Exchange Commission, which is available free of charge from the Securities and Exchange Commission or from Sizeler Property Investors, Inc. as indicated above.